                                 EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 27th day of April, 1995 (the "Effective Date"), by and between GOLDEN STATE ACQUISITION CORP., a Delaware corporation, (the "Company") and JEFFREY B. O'NEILL ("Executive").

                                 W I T N E S S E T H

     WHEREAS, the Company wishes to retain the advantage of Executive's years of professional experience, familiarity with the Company's affairs and business knowledge and ability for the period and under the terms and conditions hereinafter specified;

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company to enter into this Agreement with Executive; and

     WHEREAS, Executive is willing to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.   EMPLOYMENT.

     The Company hereby employs Executive as President and Chief Executive Officer of the Company on the terms and conditions contained herein and Executive agrees to be so employed.

     2.   TERM.

     The period of employment covered by this Agreement will commence on the date hereof and will continue to and include March 31, 2000, unless sooner terminated under Section 5 below or extended pursuant to this Section 2. This Agreement will extend automatically on a year to year basis beyond March 31, 2000 unless either party provides the other party with written notice of termination not earlier than eighteen months and not later than twelve months prior to the intended termination date (e.g. not earlier than October 1, 1998 and not later than March 31, 1999 with respect to a March 31, 2000 termination date).

     3.   DUTIES.

     During the period of employment hereunder, Executive agrees to work full time for the Company (subject to seven (7) weeks of paid vacation annually and all national holidays) and to perform competently all such duties related to being the Chief Executive Officer of the Company as the Board reasonably may assign from time to time to him. Executive may carry forward up to four weeks of unused vacation for any one calendar year into subsequent calendar years. The

Company shall at all times cause Executive to be elected to its Board of Directors. Executive's duties will be performed in and from the various Company offices in Cutler, California, St. Helena, California, or Larkspur, California, in Executive's reasonable discretion. Such duties can be competently carried out in any such location. Executive's authority shall be consistent with that afforded typically to chief executive officers in the wine industry; provided, however, that all such authority shall be within guidelines set forth in the Company's business plan, as such plan is developed and amended from time to time by the Board, in its reasonable discretion. Additionally, Executive shall be entitled to hire and fire all personnel of the Company; provided, that Executive will secure the consent of the Board prior to hiring or firing key executives.

     Executive will devote his diligent efforts, energies and abilities to the proper and efficient performance of his duties. The Company acknowledges that Executive, over several years, has been a one-third (1/3) owner in and an officer and director of The Grape Group, Inc., a company that owns vineyards and sells wine grapes. Executive will continue to be associated with The Grape Group, Inc., but Executive will give the Board of Directors notice of any prospective acquisition of vineyard related property by The Grape Group, Inc. During the term of this Agreement, Executive will exert his diligent efforts to convince The Grape Group, Inc. to offer the Company a right of first refusal respecting such property prior to its acquisition. Executive is also a part owner, officer and director of SE Vineyards which owns approximately 300 acres of vineyards in Kern County and may continue to be so associated throughout the term of this Agreement. Executive also has engaged in speculative winemaking in the past for which the Company was the processor, and he has advised John Simpson and Bill Hagopian on the sale of wine grapes. Except as set forth above, Executive will not engage (including, for this purpose, serving as an officer, director or owner of any non-publicly traded company) in speculative winemaking or any other wine or grape-related activities in the future that are competitive from time-to-time with the business of the Company without the prior consent of the Board of Directors.

     Nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time required for serving, as appropriate, as a member of a board of directors of other non-competitive companies (provided, that, with respect to such service, Executive shall have first obtained the consent of the Company's Board which shall not be unreasonably withheld) and from engaging in charitable and public service activities provided such service or activities do not interfere with the performance of his duties and responsibilities under this Agreement.

     4.   COMPENSATION.

     In consideration of the services rendered by the Executive to the Company under the terms of this Agreement, the Company will pay a fixed salary as determined from time to time by the Board but not less than Three Hundred Thousand Dollars ($300,000.00) per year, payable pro rata on the Company's regular pay day for its employees. Increases in such salary will be in the discretion of the Board; provided, however, that Executive's salary will be increased each January 1, beginning January 1, 1996. Executive's salary shall be increased to a minimum amount calculated as follows: Executive's existing salary from time to time multiplied by a fraction the numerator of which is the final Consumer Price Index published for the immediately preceding calendar year and the denominator of which is the final Consumer Price Index published for the second immediately preceding calendar year.

     For the purposes of this Agreement, the term "Consumer Price Index" shall mean the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, All Items (1982-1984 = 100), San Francisco-Oakland-San Jose Area. If the 1982-1984 base of the Consumer Price Index is changed, the new base shall be converted to the 1982-1984 base in accordance with the U.S. Department of Labor's conversion factor, and the base as so converted shall be used. If the U.S. Department of Labor ceases to publish the Consumer Price Index, then the successor index designated by the U.S. Department of Labor or, if no successor index is so designated, the most nearly comparable index, as mutually determined by Executive and the Company shall be used.

     With respect to the fiscal year of the Company ending June 30, 1995, Executive shall be entitled to a bonus to be determined pursuant to the terms of his existing employment agreement with the Company dated as of January 1, 1991 which is incorporated herein.

     Additionally, during the term of this Agreement, commencing with the fiscal year ending June 30, 1996, Executive will be paid an annual bonus payment equal to a percentage (as determined by the table set forth below) of the Company's and its wholly-owned subsidiaries', if any, "net earnings" before payment of taxes, interest, amortization, payment of extraordinary transaction fees, payment of advisory fees or other fees or payments to affiliates of the Company and depreciation in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) which sum will be subject to good faith renegotiation in the event the Company either sells or acquires any significant assets (other than the acquisition of (i) property from The Grape Gourp or (ii) the Reedly facility from Heublein Inc.

                              Net Earnings in
Percentage                    Excess of $7.5 million
----------                    ----------------------
2.5%                          $7.5 million--$8,499,999
3%                            $8.5 million--$9,499,999
4%                            $9.5 million--$10,499,999
4.5%                          $10.5 million-$11,499,999
5%                            $11.5 million-$12,499,999
5.5%                          $12.5 million-$13,499,999
6%                            $13.5 million and higher.


     The net earnings of the Company will be determined for the annual period beginning July 1 and ending June 30 of the following year by the Company's independent public accountants and will be conclusive and binding on the parties and will be paid within five (5) business days of said audit release. In the event Executive's employment ceases prior to the end of any complete year for any reason other than for "cause" as defined in Section 5(a) of this Agreement or Executive's voluntary termination of this Agreement as set forth in Section 5(b) of this Agreement, Executive will be paid the pro rata portion of such annual payment based on the actual number of days of the year employed.

     All amounts payable hereunder which are or may become subject to withholding under pertinent provisions of law or regulation shall be reduced for applicable income and/or employment taxes required to be withheld.

     The Company will provide Executive with exclusive use of a residence adjacent to the Cutler winery in order to encourage Executive to spend more time near the operations of the Company.

     5.   TERMINATION OF EMPLOYMENT.

          (a) Executive's employment hereunder may be terminated by the Company for "cause" at any time during the term hereof upon not less than thirty (30) days written notice to Executive. The term cause as used in this Agreement means the commission of or pleading nolo contendere to a felony or any misdemeanor involving dishonesty related and detrimental to the Company or the good faith determination of at least two-thirds of the actual number of Directors of the Board then in office (excluding Executive for this purpose) that the Executive either: (i) has committed an act of willful misconduct, dishonesty or fraud to the material detriment of the Company; or (ii) has willfully and persistently failed materially to perform his duties to the Company despite repeated written warnings from the Board of Directors.

          (b) The Agreement may be terminated at any time by Executive without cause on ninety (90) days written notice by the Executive to the Company.

          (c)  Upon termination of the Executive's employment pursuant to
Section 5(a) above, or upon the death or permanent disability of Executive or upon termination of this Agreement by Executive without cause pursuant to
Section 5(b) above, Executive will be entitled only to the unpaid compensation provided for in Section 4 hereof for the period of time ending with the date of termination and to reimbursement for such expenses as he may have incurred on behalf of the Company prior to the date of termination in accordance with any reasonable reimbursement policy of the Company. Said payments will discharge in full all liabilities of the Company to Executive pursuant to Section 4. Additionally, upon any termination for cause by Company or Executive's termination of this Agreement without cause, the Company shall be entitled within sixty days of any such termination to purchase and Executive shall be entitled to cause the Company to purchase, any shares of the Company's common stock held by Executive at a per share price equal to the then applicable Per Share Fair Market Value with 20% of the aggregate purchase price payable in cash within ten days of the determination of the Per Share Fair Market Value and with the remainder to be evidenced by a promissory note at prime (as announced by Wells Fargo Bank NA, San Francisco main branch, as of the date of termination) requiring payment annually of four equal installments of principal and all accrued interest.

          For purposes of this Agreement, the term "Per Share Fair Market Value" shall be determined as follows:

          If the shares of the Company are publicly traded as of termination, the Per Share Fair Market Value shall be deemed to be an amount equal to the average closing price of the shares as reported by the Wall Street Journal for the thirty trading days prior to the public announcement of Executive's termination. If the shares are not publicly traded as of termination, promptly after termination, the parties will meet and attempt to reach an agreement on the Per Share Fair Market Value. Beginning ten (10) days subsequent to the Closing Date, either party may at any time initiate by written notice to the other party (the "Valuation Notice") a formal valuation procedure (the "Valuation") which is detailed below.

             (i) On the twentieth business day following the delivery of the Valuation Notice or such other date as is mutually agreed to by the parties, the parties will meet at the Marin County offices of the Company and simultaneously exchange a proposed Per Share Fair Market Value and an explanation (not to exceed 25 pages) of the justification for that Per Share Fair Market Value (a "Valuation Proposal"). If a party fails to submit a Valuation Proposal on the specified date, the sole Valuation Proposal submitted shall be deemed the Per Share Fair Market Value. The Company shall provide Executive with such financial and other information as is reasonably necessary for the Executive to prepare his Valuation Proposal.

            (ii) If the difference between the Valuation Proposal is less than ten percent (10%), the average of the two proposals shall be the Per Share Fair Market Value.

           (iii) If the parties have not been able to reach agreement on the Adjustment Value within a ten business day period following the exchange of Valuation Proposals, either party may inform the other that it wishes the value to be established by appraisal and may propose an arbitrator with not less than five years experience in valuing private companies affiliated with any of the ten largest Bay Area accounting firms as set forth in the most recent edition of the BOOK OF LISTS published by the SAN FRANCISCO BUSINESS TIMES from time to time (the "Ten Firms") other than any accounting firm that has performed work for either party during the prior twelve months. The other party shall then within ten (10) business days either accept or reject the proposed arbitrator. In the event the other party rejects the first party's choice, the American Arbitration Association (San Francisco office) shall select an individual to conduct the arbitration with qualifications which meet the specifications set forth above. The arbitrator will be provided with the Valuation Proposals and shall select one of the two Valuation Proposals within thirty (30) days of receipt of the Valuation Proposals. The arbitrator shall not have the right to propose a middle ground or a value other than that set forth in one of the Valuation Proposals.

            (iv) The parties will each pay their own costs relating to preparing the Valuation Proposals. The party whose Valuation Proposal is not selected shall pay the entire fee of the arbitrator and any fee imposed by the American Arbitration Association.

             (v) All decisions of the arbitrator with respect to the Adjustment Value shall be final and binding on the parties hereto and may be enforced in any court with jurisdiction.

          (d) This Agreement may be terminated at any time by Executive for cause on thirty (30) days written notice of resignation by the Executive to the Company.

          (e) In the event the Company actually or constructively (including, without limitation, material varying of Executive's duties or responsibilities hereunder, the sale of substantially all of the Company's assets, or a change in control of the ownership of the Company) terminates Executive's employment hereunder without cause or if Executive terminates this Agreement with cause pursuant to Section 5(d) above, then (i) if such termination occurs subsequent to the third anniversary of the Effective Date, the Company must pay Executive a lump sum severance payment equal to $300,000 within ten (10) days after such termination and deliver to Executive a promissory note of the Company in the original principal amount of $300,000 which such note shall provide for interest at prime (as announced by Wells Fargo Bank NA, San Francisco main branch, as of the date of termination) and for payment of the entire principal balance and all accrued interest on the first anniversary of Executive's termination, (ii) if such termination occurs prior to the third anniversary of the execution of this Agreement, then within ten (10) days thereafter the Company must pay Executive a lump sum severance payment equal to $450,000 and deliver to Executive a promissory note of the Company in the original principal amount of $450,000 which such note shall provide for interest at prime (as announced by Wells Fargo Bank NA, San Francisco main branch, as of the date of termination) and for payment of the entire principal balance and all accrued interest on the first anniversary of Executive's termination. In addition to any other remedy of Executive at law or in equity, the note shall provide for default interest at prime plus 300 basis points in the event the Company does not pay the note when due. Additionally, in the event the Company terminates this Agreement pursuant to this Section 5(e) (including any constructive termination), upon the death or permanent disability of Executive, if either party terminates this Agreement pursuant to Section 2 or Executive terminates this Agreement with cause pursuant to Section 5(d), Executive shall be entitled to cause the Company to purchase any shares of the Company's Common Stock held by Executive at the Per Share Fair Market Value in cash in a lump sum payment within ten (10) business days after the determination of the Per Share Fair Market Value. Additionally, with respect to any such termination, Executive (and the members of his immediate family, if applicable) shall be entitled to continue to participate for lesser of the remainder of the initial term of this Agreement (as it may be extended pursuant to Section 2 hereof) or three years in the Company's medical insurance, dental insurance, group life insurance and disability insurance programs. If such participation is not permitted under the terms of such plans, the Company shall be obligated to purchase or to reimburse Executive for comparable coverage.

     6.   STOCK APPRECIATION RIGHTS.

     Executive will have the rights described in the Stock Appreciation Rights Agreement attached hereto as Exhibit A regardless of termination of his employment hereunder for any reason. These rights shall be equivalent to an 8% common stock ownership interest in the Company as of the date of this Agreement at a strike price equal to that in effect as of the closing of the purchase and sale to be vested in 3 equal annual increments (one-third on the Effective Date, the second one-third on the first anniversary of the Effective Date and the last one-third on the second anniversary of the Effective Date). Upon termination, Executive shall have the same rights to cause the Company to repurchase his SARs as he has with respect to the Company's Common Stock pursuant to Sections 5(c) and 5(e) above. Upon termination, the Company shall have the same rights to cause Executive to sell his SARs as it has with respect to Common Stock held by Executive pursuant to Section 5(c).

     7.   PERMANENT DISABILITY.

     Executive will receive full compensation pursuant to Section 4 for any period of his illness or physical or mental incapacity during the term of this Agreement until such time as he is deemed "permanently disabled." The Executive will be deemed permanently disabled ninety (90) days after written notice from the Company of an illness or incapacity that has disabled or will disable, as reasonably determined by an independent physician reasonably acceptable to the Company, the Executive from rendering any services to the Company for a period of more than six (6) consecutive months in any consecutive twelve (12) month period; provided, however, that if the Executive resumes work on a regular basis prior to the notice period elapsing, the Executive will not be deemed permanently disabled.

     8.   REIMBURSEMENT.

     The Company will reimburse Executive for all reasonable expenses incurred by Executive in pursuance and furtherance of the Company's business and good will in accordance with any reasonable reimbursement policy or approved budget of the Company, including air travel costs to and from Executive's home and Cutler, California; provided, however, that the Company will not be responsible for any club membership dues incurred by Executive.

     Executive shall also be entitled to a general expense allowance of $15,000 annually. The Company acknowledges that during his tenure as President and Chief Executive Officer of the Company, Executive will incur personal expenses which are not tax deductible but which directly or indirectly benefit the Company by increasing the Company's prominence and visibility in the wine industry. The Company's Board of Directors may from time to time inquire as to Executive use of the allowance.

     9.   CONFIDENTIALITY.

     During and for a period of two years after the termination of this Agreement, Executive will not disclose any confidential or proprietary information of the Company except: (i) as necessary in furtherance of the business of the Company; (ii) as required by law or judicial order; or (iii) to the extent such information otherwise is available to the public. This covenant shall not be construed as prohibiting Executive from utilizing information that is not specific to the Company about the wine industry, including the names of suppliers and customers of the Company derived from Executive's years of experience with the Company and the industry.

     10.  NON-COMPETITION.

     Reference hereafter in this Section 10 to "Executive" means Executive individually and any entity in which Executive serves as an officer, director, shareholder holding 3% or more of the shares, partner, employee, consultant or advisor, where such entity is engaged in the Bulk Wine Business (the "Business"), which term means an entity which processes grapes into wine for sale in bulk to customers or which custom bottles wine for customers within the State of California.

     Except for the current Business interests of Executive as described in
Section 3 hereto:

          (a) For a two year period following termination of Executive's employment by Company with cause or by Executive without cause, Executive will not engage in the Business. Further, for two years following any such termination, Executive will not directly or indirectly compete with Company for any business opportunity which Company was actively pursuing or contemplating on the date of termination of Executive's employment, and Executive will not, during such period, solicit, induce, cause or authorize to be solicited or induced the resignation by any employee of Company, and Executive will not employ any former employee who was employed on the date of Executive's termination of employment until a period of 6 months have elapsed since the resignation from Company of such former employee.

          (b) If Executive is terminated by Company without cause, or Executive terminates with cause, he will be bound by the restrictions of Section 10(a) above or, as of the date Executive fails to comply with such restrictions or by written notice renounces such restrictions, he will be obligated to repay to Company, as Company's sole and exclusive remedy under this Agreement, a "pro rata" portion of any severance payments theretofore made by Company, and Company shall be thereupon relieved of any future severance payments as well as its obligations with respect to the continuation of insurance benefits as set forth in Section 5. The "pro rata" portion of any severance payments made by Company shall be calculated by amortizing in equal monthly installments over a two-year period all severance benefits paid or payable to Executive. For example only, if Executive's employment terminates on December 31, 1998, and Executive is paid $600,000 as provided in Section 5(e) of this Agreement, and on December 31, 1999, Executive either violates the covenants set forth in Section 10(a) above or renounces the restrictions so imposed, Executive shall pay Company $300,000 plus interest at the Prime Rate as defined in Section 5(c) for the period from the date such severance payment was made to Executive until the date of repayment to Company, and Company shall be thereupon relieved of any future payment obligations to Executive under the provisions of Section 5 of this Agreement other than payments relating to the repurchase of Executive's stock.

     11.  AUTOMOBILE.

     The Company will furnish Executive with the use of an automobile during the term of this Agreement; provided, that the monthly cost of such automobile shall not exceed $800 (with such amount shall be subject to a CPI adjustment pursuant to the terms of Section 4). The Company will pay for all reasonable gasoline, insurance, maintenance and other expenses incurred by Executive in connection with his use of such automobile, including any and all expenses relating to private use.

     12.  EXECUTIVE BENEFITS.

     Company will provide comprehensive medical and dental insurance to Executive and members of his immediate family during the term of this Agreement. In addition, during the period of this Agreement, Executive will have the right to participate in all stock option, group life, health or accident insurance, retirement, pension and other employee benefit plans of the Company if such plans are available at any time during the period of employment hereunder to any of the Company's employees; provided, however, that Executive acknowledges that he will not participate in any profit-sharing or incentive plan that the Company may institute since he participates in the incentive compensation program outlined in Section 4. With respect to any such plans in which Executive is currently participating, the Company shall maintain such plans during the term of this Agreement in substantially the same form as they currently exist.

     13.  WAIVER.

     The Waiver by the Company of a breach of any provision of this Agreement by employee will not operate or be construed as a waiver of any subsequent breach by Executive. This Agreement supersedes all prior agreements and understanding.

     14.  DISABILITY COVERAGE.

     The Company shall increase Executive's disability coverage to a level sufficient to cause benefits to be paid out under the policy in an amount not less than $25,000 per month (if available, in such amounts). The premiums for such coverage shall be paid by the Company and shall be deemed to be additional compensation to Executive for tax purposes.

     15.  MODIFICATION.

     This instrument may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     16.  SEVERABILITY.

     If any provision of this Agreement or its application to any person or circumstance is invalid or unenforceable, then a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

     17.  BENEFIT.

     This Agreement will not be assignable by Executive and will be assignable by the Company to any entity which acquires substantially all of the assets of the Company and which agrees to be bound by the company's obligations hereunder.

     18.  GOVERNING LAW.

     This Agreement will be construed and governed by the laws of the State of California.

     19.  ENFORCEMENT.

     In the event of any action to enforce the terms of this Agreement, the prevailing party will be entitled to its reasonable costs and expenses (including, without limitation, attorneys' fees) in maintain such an action. Executive acknowledges that in the event he breaches this contract, damages to the Company will be impossible to ascertain. Accordingly, Executive acknowledges that injunctive relief would be appropriate in the event of his breach of this Agreement.

     20.  ENTIRE AGREEMENT.

     This is the entire agreement between the parties relating to Executive's employment by the Company, and it supersedes all prior agreements and understandings between the parties related thereto, including, without limitation, the Employment Agreement dated as of January 1, 1991 between Executive and Golden State Vintners, the Company's wholy-owned subsidiary.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Effective Date.

Company:                                GOLDEN STATE ACQUISITION CORP.


                                        /s/ MARK D. MCDONNELL
                                        ------------------------------
                                        Chairman of the Board


Executive:                              /s/ JEFFREY B. O'NEILL
                                        ------------------------------
                                        JEFFREY B. O'NEILL